Exhibit 99.4

SURNA, INC.

FORM OF RESTRICTED STOCK AWARD AGREEMENT

FOR

1. Award of Restricted Stock. Surna, Inc., a Nevada corporation (the “Company”) hereby awards, as of this ____ day of _________, 20__ (the “Award Date”), to __________________ (the “Recipient”), __________ shares of the Company’s common stock (collectively the “Restricted Stock”). The Restricted Stock shall be subject to the terms, provisions, and restrictions set forth in this Restricted Stock Award Agreement (the “Agreement”) and the Company’s 2017 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein for all purposes. As a condition to entering into this Agreement, the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2. Transfer Restrictions. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of in any manner at any time while the Restricted Stock remains subject to the Forfeiture Restrictions (as defined herein). Notwithstanding the foregoing, the Restricted Stock may be transferred by will or by the laws of descent and distribution following the Recipient’s death.

3. Vesting Schedule. Except as otherwise provided in Section 5, the Restricted Stock shall become vested in the following amounts, at the following times, and upon the following conditions, provided that the Continuous Service of the Recipient continues through and on the applicable Vesting Date:

Percentage of Restricted Stock	Vesting Date
_____%	_________, 20__
_____%	_________, 20__
_____%	_________, 20__

There shall be no proportionate or partial vesting of Restricted Stock in the periods prior to each Vesting Date, and except as otherwise provided in this Agreement, all vesting of Restricted Stock shall occur only on the applicable Vesting Date. This provision is referred to in this Agreement as the “Vesting Schedule.”

4. Forfeiture Restrictions. Should the Recipient cease Continuous Service prior to the completion of the Vesting Schedule for any reason other than those set forth in Section 5 hereof, then the Restricted Stock not already vested pursuant to Section 3 hereof shall be forfeited to the Company, without any consideration due or payable to the Recipient, and the Recipient shall cease to have any further right, title or interest in the forfeited Restricted Stock. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Restricted Stock pursuant to this Section 4. This provision is referred to in this Agreement as the “Forfeiture Restrictions.”

5. Lapse of Forfeiture Restrictions. Notwithstanding the Vesting Schedule or any other provision contained herein or in the Plan, the Forfeiture Restrictions shall lapse, and any Restricted Stock shall immediately vest, prior to the completion of the Vesting Schedule upon the earliest to occur of the following: (i) termination of the Recipient’s Continuous Service as a result of the Recipient’s death or Disability; (ii) the Recipient’s retirement at or after age 65; or (iii) an action by the Committee, in its sole discretion, terminating such Forfeiture Restrictions. Further, notwithstanding anything to the contrary in the Plan, in the event that (i) there is a “Change in Control” (as defined in the Plan) that occurs prior to the date on which the Restricted Stock become fully vested, and (ii) during the period beginning on the date of such Change in Control and ending 12 months following such Change in Control, the Company terminates the Recipient’s employment other than for Cause, then ___% of the Restricted Stock not already vested pursuant to Section 3 hereof as of the date of such termination shall become vested.

6. Stock Certificates. The Company shall issue a certificate in the Recipient’s name evidencing the Restricted Stock awarded hereunder. The certificate shall bear a restrictive legend evidencing the Forfeiture Restrictions and the transfer restrictions set forth in Section 2 above. The Company shall cause such certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate without such restrictive legend to be issued in the name of the Recipient for the shares as to which the Forfeiture Restrictions have lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. If the Recipient is an officer or director of the Company, or more than 10% stockholder in the Company, and the Shares are registered on Form S-8, the Recipient acknowledges and agrees that the Shares delivered may be deemed to be “control securities” under Rule 144 promulgated under the Securities Act and, accordingly, the resale of the Shares may be restricted under Rule 144 and the certificates representing such Shares may contain the restrictive legend under the Securities Act. The Recipient shall comply with any insider trading policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company. The Recipient agrees not to sell or otherwise dispose of the Restricted Stock in any manner which would constitute a violation of any applicable federal or state securities laws.

7. Rights with Respect to Restricted Stock. The Recipient shall be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Restricted Stock on and after the Award Date.

8. Tax Matters.

(a) Election to Recognize Gross Income in the Year of Grant. Pursuant to Section 83(b) of the Code, the Recipient may elect within thirty (30) days after the Award Date to include in gross income for U.S. federal income tax purposes an amount equal to the Fair Market Value (as such term is defined in the Plan) of the Restricted Stock on such Award Date. If such a valid and timely election is made, the Recipient shall pay to the Company, or make arrangements satisfactory to the Committee to pay to the Company at the time of such election, any U.S. federal, state or local taxes, including payroll taxes, required to be withheld with respect to such shares as a result of such election. The Company shall provide the Recipient with an appropriate Section 83(b) election form upon the Recipient’s request.

(b) Withholding. In the absence of a valid and timely Code Section 83(b) election under Section 8(a) above, the Recipient shall pay to the Company, or make arrangements satisfactory to the Committee to pay to the Company at the time of such election, any U.S. federal, state or local taxes, including payroll taxes, required to be withheld with respect to the vesting of the Restricted Stock upon the completion of the Vesting Schedule or any earlier termination of the Forfeiture Restrictions. Such arrangements may include an election by the Recipient to have the Company retain some portion of the Restricted Stock to satisfy such withholding requirements. The election must be made prior to the date on which the amount to be withheld is determined. If such election is made, then upon the lapse of the Forfeiture Restrictions, the Company will retain the number of shares of Restricted Stock with a Fair Market Value equal to the amount necessary to satisfy any such applicable tax withholding requirements. In no event, however, shall the number of shares of Common Stock which the Company shall be required to so retain exceed in Fair Market Value the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates, including payroll taxes, which are applicable to supplemental taxable income. If the Recipient shall fail to make appropriate arrangements for the satisfaction of the applicable tax withholding requirements, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Recipient any U.S. federal, state or local taxes or foreign taxes of any kind required by law to be withheld with respect to such shares of Restricted Stock. The Committee is hereby authorized to establish such rules, forms and procedures as it deems necessary to implement the foregoing. In no event, however, shall the Company be required to issue fractional shares of Common Stock.

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9. Designation of Beneficiary. The Recipient may designate a beneficiary or beneficiaries to receive the distribution of the Restricted Stock in the event of the Recipient’s death and may change such designation from time to time by filing a written designation of beneficiary with the Committee on a form prescribed by it; provided, that no such designation shall be effective unless received prior to the death of the Recipient.

10. Amendment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings, or representations, whether oral, written, electronic, or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. This Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part; provided, however, the Recipient’s rights under this Agreement may be transferred by will or by the laws of descent and distribution following the Recipient’s death. The rights and obligations created hereunder shall be binding on the Recipient and her heirs and legal representatives and on the successors and assigns of the Company.

11. Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embodies the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior promises, assurances, commitments, agreements, undertakings, or representations, whether oral, written, electronic, or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

12. Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the award of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements, or arrangements, and any such plans, agreements, and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or under any applicable law, rule, or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the award of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

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(d) No Trust or Fund Created. Neither this Agreement nor the award of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Colorado (without reference to the conflict of laws rules or principles thereof).

(f) Interpretation; Provisions of Plan Control. This Agreement is subject to all the terms, conditions, and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations, and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions, and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Recipient accepts the Restricted Stock subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Recipient hereby accepts as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

(g) Headings. Section, paragraph, and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Notices. Any notice required or permitted by any provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if delivered personally or sent by registered or certified mail or overnight delivery (with evidence of delivery) charges prepaid, to the address of the party, in the case of the Company, to the Company’s Secretary at 1780 55th Street, Suite A, Boulder, Colorado 80301, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section. Notices are deemed to have been received on the date that they are delivered to the address.

(i) Compliance with Section 409A.

(i) General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement are exempt from the requirements of Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Recipient or the Company believes, at any time, that any such benefit or right is not exempt from Section 409A, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with, or are exempt from, the requirements of Section 409A (with the most limited possible economic effect on the Recipient and on the Company).

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(ii) No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the Restricted Stock awarded pursuant to this Agreement is exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii) No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iv) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(j) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this ___ day of ________, 20__.

COMPANY:

SURNA, INC.

By:

Name:

Title:

The Recipient acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this award of Restricted Stock subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated: _____________, 20__	RECIPIENT:

Name

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